Exhibit 5

To:	Troy II
8-10 rue Mathias Hardt
L-1717 Luxembourg

Date:	June 15, 2005

Senior Subscription Agreement dated 3rd April, 2005 and made between, among others, Troy II, Troy IV S.à.r.l., Deutsche Bank AG London and J.P. Morgan plc (the Agreement, which expression shall include any amendments in force from time to time)

We refer to the Agreement. This letter is supplemental to and amends the Agreement. Capitalised terms defined in the Agreement have the same meaning when used in this letter unless expressly defined in this letter.

With effect from the date of your countersignature of this letter:

(a)	each of Merrill Lynch International of 2 King Edward Street, London EC1A 1HQ and Lehman Brothers International (Europe) of 25 Bank Street, London E14 5LE hereby agrees to become a Mandated Lead Arranger under the Agreement and to be bound by the terms of the Agreement as a Mandated Lead Arranger,

(b)	each of the parties hereto acknowledge and agree that each of Merrill Lynch International and Lehman Brothers International (Europe) shall be a Mandated Lead Arranger and benefit from the same rights they would have acquired and assumed had each of them been named, and entered into the Agreement, as a Mandated Lead Arranger at the date of the Agreement; and

(c)	each of the Original Mandated Lead Arrangers hereby nominate Lehman Brothers International (Europe) and Merrill Lynch International as Mandated Lead Arrangers in accordance with the provisions of the Agreement.

Pursuant to Clause 38 (Amendments and Waivers) of the Agreement, the Agreement will be amended from the date of your countersignature of this letter as follows:

(a)	in paragraph (4) of the parties list, the words ", LEHMAN BROTHERS INTERNATIONAL (EUROPE), MERRILL LYNCH INTERNATIONAL" are inserted before the word "and";

(b)	in the definition of "CB1 Bond Programme" in Clause 1.1 (Definitions) of the Agreement, the word "Luxco 3" shall be deleted and replaced by "Bidco";

(c)	in the definition of "CB3 Bond Programme" in Clause 1.1 (Definitions) of the Agreement, "1,101,696,000" shall be deleted and replaced by "1,109,000,000";

(d)	in the definition of "CB4 Bond Programme" in Clause 1.1 (Definitions) of the Agreement, "423,304,000" shall be deleted and replaced by "416,000,000";

(e)	the definition of "PIK Notes" in Clause 1.1 (Definitions) of the Agreement shall be amended to read as follows:

"PIK Notes means the notes issued or to be issued under the PIK Facility Agreement (or issued in relation to the repayment of the PIK Facility Agreement)";

(f)	the definition of "Senior Secured Notes" in Clause 1.1 (Definitions) of the Agreement shall be amended to read as follows:

"Senior Secured Notes means the notes issued or to be issued under the Senior Secured Facility Agreement (or issued in relation to the repayment of the Senior Secured Facility Agreement)";

(g)	the definition of "Senior Unsecured Notes" in Clause 1.1 (Definitions) of the Agreement shall be amended to read as follows:

"Senior Unsecured Notes means the notes issued or to be issued under the Senior Unsecured Facility Agreement (or issued in relation to the repayment of the Senior Unsecured Facility Agreement)";

(h)	the definition of "TPG" in Clause 1.1 (Definitions) of the Agreement shall be amended to read as follows:

"TPG means TPG Partners IV, L.P. and its Affiliates";

(i)	in the definition of "Syndication" in Clause 1.1 (Definitions) of the Agreement, the words "Mandated Lead Arrangers" will be replaced by the words "Original Mandated Lead Arrangers";

(j)	(i) Clause 4.1(a)(i) (Initial conditions precedent) shall be amended to read as follows:

"the Agent has received (or is satisfied that immediately on making the first Utilisation hereunder it will receive) all of the documents and other evidence listed in Parts 1 and 2 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting on the instruction of the Original Mandated Lead Arrangers (acting reasonably)). The Agent shall notify the Parent and the Creditors promptly upon being so satisfied; and"; and

(ii) in Clause 4.1 (a) (ii) (Initial Conditions Precedent) the reference to "the Agent (acting reasonably)" will be deleted and replaced by the words "the Agent (acting on the instructions of the Original Mandated Lead Arrangers (acting reasonably))"; and

(iii) in Clause 4.1(b) (Initial Conditions Precedent) the words "the Agent" will be deleted and replaced by the words "the Agent (acting on the instructions of the Original Mandated Lead Arrangers (acting reasonably))";

(k)	in Clause 9.3(a) (Prepayment of Bridge Facilities or HY Bonds) of the Agreement, the words "Mandated Lead Arrangers" will be replaced by the words "Original Mandated Lead Arrangers";

(l)	in Clause 26.2(a)(iv) of the Agreement the words "save that, in respect of any legal opinion delivered pursuant to paragraph 3 (Legal Opinions) of Part 3 to Schedule 2 (Conditions Precedent) in respect of the accession of the Target as an Additional Borrower such documents shall be required to be satisfactory to the Agent acting on the instructions of the Original Mandated Lead Arrangers (acting reasonably)" shall be inserted after the words "acting reasonably"; and

(m)	in Clause 26.2(c) (Additional Borrowers) of the Agreement the words "provided that, notwithstanding any other provision of this Clause 26 (Changes to Obligors), any document or evidence provided under Clause 26.2 (Additional Borrowers) or 26.3 (Additional Guarantors) insofar as it relates to the accession of the Target as an Additional Obligor shall be in form and substance satisfactory to the Agent if it has been approved by the Original Mandated Lead Arrangers (acting reasonably) only" shall be inserted after the words "Closing Date"; and

(n)	in Clause 26.3(a)(ii) of the Agreement the words "save that, in respect of any legal opinion delivered pursuant to paragraph 3 (Legal Opinions) of Part 3 to Schedule 2 (Conditions Precedent) in respect of the accession of the Target as an Additional Guarantor such documents shall be required to be satisfactory to the Agent acting on the instructions of the Original Mandated Lead Arrangers (acting reasonably)" shall be inserted after the words "acting reasonably"; and

(o)	in Clause 38.1 (Majority Creditor Decisions) of the Agreement the words ", provided that, in respect of any amendment to or waiver under or in respect of, or the exercise of any discretion under or in respect of Clause 4.1 (Initial conditions precedent), Parts 1 and 2 of Schedule 2 (Conditions Precedent), and/or (to the extent such provisions relate to the accession of the Target as an Additional Obligor) Clause 26.2 (Additional Borrower), Clause 26.3 (Additional Guarantor) and Part 3 of Schedule 2 (Conditions Precedent), the Agent shall act on the instructions of the Original Mandated Lead Arrangers (acting reasonably) only" shall be inserted after the words "and the Majority Creditors".

This letter is a Finance Document.

This letter, and the agreement constituted by our signature and your counter-signature, shall be governed by English law. Clause 41 (Enforcement) of the Agreement applies to this letter as if set out in full herein, mutatis mutandis.

This letter may be executed in any number of counterparts. This has the same effect as if the signatures were on a single copy of this letter.

Yours sincerely,

SIGNATURES TO THE AMENDMENT LETTER TO THE SENIOR SUBSCRIPTION AGREEMENT

We agree to the terms of this letter.

Troy II (for and on behalf of itself and the Obligors)

Date

SIGNATURES TO THE AMENDMENT LETTER TO THE
SENIOR SUBSCRIPTION AGREEMENT

Deutsche Bank AG London

JP Morgan Chase Bank, N.A.

Lehman Brothers International (Europe)

Merrill Lynch International

J.P. Morgan Europe Limited